Exhibit 10.60.1

2nd Amendment to Employment Agreement

This Amendment to Employment Agreement (“Amendment”) is executed this 3rd day of November 2008 to be effective as of 4 October 2008 (“Effective Date”), by and between Kirk A. Benson (the “Executive”) and Headwaters Incorporated, a Delaware corporation (the “Company”).

RECITALS

Headwaters and Executive entered into an Employment Agreement effective 1 April 2005 as modified by the Amendment to Employment Agreement dated 25 September 2007 (together, the “Employment Agreement”). Pursuant to the terms and conditions of section 2(A) of the Employment Agreement, Headwaters granted to Executive a schedule of base salary compensation.

Headwaters and Executive wish to modify the schedule of base salary compensation.

Headwaters and Executive also wish to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, Headwaters and Executive agree as follows:

1. For purposes of establishing base salary, subsections 2(A)(iv) and (v) of the Employment Agreement are modified as follows:

(iv)	$750,000 for the period April 1, 2008 to October 3, 2008; and

(v)	$650,000 for the period October 4, 2008 to March 31, 2010.

For purposes of any applicable plans or awards under subsections 2(B) and (C) of the Employment Agreement, subsections 2(A)(iv) and (v) shall remain unchanged.

2. A new Section 20 is added at the end of the Employment Agreement, effective April 1, 2005, which provides in its entirety as follows:

“20. SECTION 409A.

(A) To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with one or more of the exemptions available under the Treasury regulations promulgated under Section 409A. In this regard, each such payment that is made in a series of scheduled installments shall be deemed a separate payment for purposes of Section 409A.

(B) To the extent that any amounts or benefits payable under this Agreement are or become subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

(C) Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Executive is a “Specified Employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Company’s Compensation Committee) on the date of his termination of employment, and the Company reasonably determines that any amount or other benefit payable under this Agreement on account of the Executive’s separation from service, within the meaning of Section 409A(a)(2)(A)(i) of the Code, constitutes nonqualified deferred compensation that will violate the requirements of Section 409A(a)(2) if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the date of termination or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”). The Company and the Executive may agree to take other actions to avoid a violation of Section 409A at such time and in such manner as permitted under Section 409A. In the event that this Section 20(c) requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date, and subsequent payments, if any, shall be paid in accordance with the otherwise applicable terms of this Agreement.

(D) Notwithstanding any provision of this Agreement to the contrary, the time of payment of any previously withheld or “banked” bonuses that are subject to Section 409A as “nonqualified deferred compensation” shall not be accelerated pursuant to Section 10 unless such acceleration complies with the requirements of Section 409A of the Code, as determined pursuant to applicable guidance issued thereunder.

(E) The Executive’s date of termination for purposes of determining the date that any payment or benefit that is treated as nonqualified deferred compensation under Code Section 409A (including, if applicable, remuneration for consulting services pursuant to Section 8 of the Agreement and previously withheld or “banked” bonuses subject to acceleration upon a termination of employment pursuant to Section 10), is to be paid or provided (or in determining whether an exemption to such treatment applies), and for purposes of determining whether the Executive is a “Specified Employee” on the date of termination, shall be the date on which the Executive has incurred a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) and applicable guidance thereunder.

(F) To the extent the Company is required pursuant to this Agreement to reimburse fees or expenses incurred by the Executive, and such reimbursement is taxable as compensation to the Executive, the Company shall reimburse any such eligible expenses no later than 2-1/2 months after the end of the calendar year in which the fees or expenses were incurred (or if later, 2-1/2 months after the end of the Company’s taxable year in which the fees or expenses were incurred), subject to any earlier required deadline for payment otherwise applicable under this Agreement. In addition, to the extent subject to Section 409A, the right to reimbursement under this Agreement shall not be subject to liquidation or exchange for another benefit, notwithstanding any contrary provision of this Agreement.”

3. Except as modified by this Amendment, all other terms of Employment Agreement remain unchanged.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

HEADWATERS INCORPORATED

/s/ Harlan M. Hatfield	/s/ Kirk A. Benson
Name: Harlan M. Hatfield	Kirk A. Benson
Title: Vice President

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